Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Mary Doyle
Vice President
Investor Relations
(800) 225-0135
(214) 528-5588
HALLWOOD GROUP ANNOUNCES AN ADDITIONAL CASH
DISTRIBUTION IN PARTIAL LIQUIDATION TO STOCKHOLDERS
AND EQUIVALENT SPECIAL BONUS TO OPTION HOLDERS
Dallas, Texas, July 27, 2005 – The Hallwood Group Incorporated (AMEX-HWG) announced today that it will pay a cash distribution in partial liquidation in the amount of $6.17 per share, totaling approximately $9.3 million, payable on or about August 18, 2005, to stockholders of record as of August 12, 2005 (the “Record Date”). The distribution is in partial liquidation of the Company as a result of the Company’s disposition of its real estate interests and partnership units relating to Hallwood Realty Partners, L.P. on July 16, 2004 and determination to discontinue the Company’s real estate activities and is in addition to a cash distribution of approximately $56.8 million ($37.70 per share) paid May 27, 2005.
     Because the distribution is being made in partial liquidation of the Company, the Company anticipates that, for federal income tax purposes, shareholders should receive capital gains treatment as if they sold part of their stock, taking into account their tax basis in the stock. Each United States’ shareholder would calculate the gain (or loss) per share based on the amount distributed per share (approximately $6.17) reduced by a pro rata amount of tax basis per share (based upon the amount distributed per share divided by the fair market value of a share of the Company at the time of distribution). However, this statement is not intended to be, nor should it be interpreted as, tax advice by the Company. Each shareholder should consult his or her own tax advisor regarding the federal, state, local and foreign tax consequences to the shareholder of the distribution.
     In connection with the cash distribution, the board of directors of the Company has declared a special bonus to those officers of the Company who hold outstanding options to purchase common stock of the Company in lieu of the amounts such holders would have received if they had exercised their options prior to the Record Date. The special bonus paid to officers will be equal to the amount of the cash distribution per share on the number of shares subject to options that each individual holds as of the Record Date, and is anticipated to total approximately $118,000. Neither Anthony J. Gumbiner, the Company’s Chairman and Chief Executive Officer, nor any of the other directors of the Company hold outstanding options to purchase common stock of the Company.

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